Exhibit 10.3

OPERATIONAL SERVICES AND SECONDMENT AGREEMENT

This Operational Services and Secondment Agreement (this “Agreement”), dated as of July 1, 2015 (the “Effective Date”), is entered into among Green Plains Inc., an Iowa corporation (“GPRE”), and Green Plains Holdings LLC, a Delaware limited liability company (“GP”). GPRE and GP are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, GP is the general partner of Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), which is engaged in the business of providing ethanol and other fuel storage, terminal, and transportation services by owning, operating, developing and acquiring ethanol and biofuel storage tanks, terminals and other related assets and businesses;

WHEREAS, GPRE has expertise in the management, maintenance and operation of transportation and logistics assets, including ethanol and biofuel products, storage tanks and terminals, and can make available to GP the personnel necessary to perform such maintenance and operational functions with respect to assets owned by the Partnership; and

WHEREAS, the Parties desire that GPRE provide management, maintenance and operation resources to the Partnership and, in connection therewith, that GPRE second certain of its personnel to GP.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the following respective meanings, unless context clearly requires otherwise:

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the voting interests of such Person, (c) any officer or director of such Person, or (d) any Person who is the officer, director, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (a) through (c). For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, none of the Partnership Entities shall be deemed to be an Affiliate of GPRE nor shall GPRE be deemed to be an Affiliate of any of the Partnership Entities.

“Agreement” shall mean this Operational Services and Secondment Agreement, together with all Exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

“Allocation Percentage” has the meaning set forth in Section 3.4.

“Assets” means the assets of the Partnership Entities set forth in Exhibit A.

“Benefit Plans” means each employee benefit plan, as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Seconded Employee (or to any dependent or beneficiary thereof), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, agreement or arrangement sponsored, maintained, or contributed to by GPRE or any of its ERISA Affiliates, or under which GPRE or any ERISA Affiliate may have any obligation or liability, whether actual or contingent, in respect of or for the benefit of any Seconded Employee (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business Day” means each calendar day other than a Saturday, Sunday or a day that is an official holiday in the State of Nebraska.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“End Date” has the meaning set forth in Section 2.2(b).

“EPA” means the U.S. Environmental Protection Agency or any successor agency with similar jurisdiction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be treated as a single employer with GPRE under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“GP” has the meaning set forth in the preamble to this Agreement.

“GPRE” has the meaning set forth in the preamble to this Agreement.

“Interest Rate” means the lesser of (i) two percent (2%) over the one month London Interbank Offered Rate (LIBOR) prevailing during the period in question, and (ii) the maximum rate permitted by applicable law.

“Losses” means any and all costs, expenses (including reasonable attorneys’ fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards.

“Mediation Notice” has the meaning set forth in Section 6.2(b).

“Omnibus Agreement” means that certain Omnibus Agreement dated July 1, 2015, among GPRE, GP, the Partnership and Green Plains Operating Company, LLC, a Delaware limited liability company, as the same may be amended from time to time.

“Partnership” has the meaning set forth in the recitals to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 1, 2015, as the same may be amended, supplemented or restated from time to time.

“Partnership Entities” means the Partnership and all of its direct and indirect subsidiaries.

“Party” has the meaning set forth in the recitals to this Agreement.

“Period of Secondment” has the meaning set forth in Section 2.2.

“Person” means a natural person, corporation, partnership, limited liability company, joint stock company, trust, estate, joint venture, union, association or unincorporated organization, governmental authority or any other form of business or professional entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Seconded Employees” has the meaning set forth in Section 2.1.

“Seconded Employee Expenses” has the meaning set forth in Section 3.2.

“Secondment” means each assignment of any Seconded Employees to GP from GPRE in accordance with the terms of this Agreement.

“Services” has the meaning set forth in Section 2.1.

“Services Reimbursement” has the meaning set forth in Section 3.1.

“Shared Seconded Employees” has the meaning set forth in Section 2.2.

“Termination Costs” means all liabilities incurred in connection with or arising out of the withdrawal, departure, resignation or termination of employment (whether actual or alleged constructive termination) of any Seconded Employee, including, without limitation, liabilities relating to or arising out of any claim of discrimination or other illegality in connection with such withdrawal, departure, resignation or termination, including cost of defense of such claims, and also including severance payments and benefits paid to a Seconded Employee in return for a release of claims.

1.2 Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates after the Effective Date;

(c) any reference to any gender includes the other gender;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) any reference to any Article, Section or Exhibit means such Article or Section of, or such Exhibit to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) any reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(j) if there is any conflict between the provisions of the main body of this Agreement and the Exhibits hereto, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Exhibit;

(k) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(l) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates to take such action or refrain from taking such action, as the case may be; and

(m) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

1.3 Legal Representation of Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party merely because such Party drafted all or a part of such Agreement will not apply to any construction or interpretation hereof or thereof.

ARTICLE 2

SECONDMENT

2.1 Seconded Employees. Subject to the terms of this Agreement, GPRE agrees to second the Seconded Employees to GP, and GP agrees to accept the Secondment of the Seconded Employees for the purpose of performing the operational and maintenance activities related to the Assets that are described in Exhibit B (the “Services”). When used herein, the term “Seconded Employees” means those employees of GPRE who are engaged in providing the Services for GP from time to time. The Seconded Employees will remain at all times the employees of GPRE, in addition they will also be temporary co-employees of GP during the Period of Secondment and shall, at all times during the Period of Secondment, work under the direction, supervision and control of GP. Seconded Employees shall have no authority or apparent authority to, and shall not, act on behalf of GPRE during the Period of Secondment. Those rights and obligations of the Parties under this Agreement that relate to individuals that were Seconded Employees but then later ceased to be Seconded Employees, which rights and obligations accrued during the Period of Secondment, will survive the removal of such individuals from the group of Seconded Employees to the extent necessary to enforce such rights and obligations.

2.2 Period of Secondment. GPRE will second the Seconded Employees to GP starting on the Effective Date and continuing, during the period (and only during the period) that the Seconded Employees are performing services for GP, until the earliest of:

(a) the end of the term of this Agreement;

(b) such end date for any Seconded Employees as may be mutually agreed by the Parties (the “End Date”);

(c) a withdrawal, departure, resignation or termination of such Seconded Employees under Section 2.3; and

(d) a termination of Secondment of such Seconded Employees under Section 2.4.

The period of time that any Seconded Employee is provided by GPRE to GP is referred to in this Agreement as the “Period of Secondment.” At the end of the Period of Secondment for any Seconded Employee, such Seconded Employee will no longer be subject to the direction by GP of the Seconded Employee’s day-to-day activities. The Parties acknowledge that certain of the Seconded Employees may also provide services to GPRE in connection with operations conducted by GPRE (“Shared Seconded Employees”) and the Parties intend that such Shared Seconded Employees shall only be seconded to GP during those times that the Shared Seconded Employees are performing services for GP hereunder.

2.3 Withdrawal, Departure or Resignation. If any Seconded Employee tenders his or her resignation to GPRE as an employee of GPRE, or if the employment of any Seconded Employee is terminated by GPRE, GPRE will promptly notify GP. During the Period of Secondment of any Seconded Employee, GPRE will not voluntarily withdraw or terminate such Seconded Employee except with the consent of GP, which consent shall not be unreasonably withheld, conditioned or delayed.

2.4 Termination of Secondment. Subject to any restrictions contained in any collective bargaining agreement to which GPRE is a party, GP will have the right to terminate the Secondment to GP of any Seconded Employee for any reason at any time. GPRE will not, without GP’s express consent, agree to any future amendments to any collective bargaining agreement that would increase the type or degree of any limitations on GP’s ability to terminate the Secondment of any Seconded Employee. Upon the termination of any Seconded Employee’s Period of Secondment, GPRE will be solely liable for any costs or expenses associated with the termination of the Secondment, except as otherwise specifically set forth in this Agreement.

2.5 Supervision. During the Period of Secondment, GP shall:

(a) be ultimately and fully responsible for the daily work assignments of the Seconded Employees (and with respect to Shared Seconded Employees, during those times that the Shared Seconded Employees are performing services for GP hereunder), including supervision of their day-to-day work activities and performance consistent with the job functions associated with the Services;

(b) set the hours of work and the holidays and vacation schedules (other than with respect to Shared Seconded Employees, as to which GP and GPRE shall jointly determine) for Seconded Employees; and

(c) have the right to determine training that will be received by the Seconded Employees.

In the course and scope of performing any Seconded Employee’s job functions, the Seconded Employees will be integrated into the organization of GP, will report into GP’s management structure, and will be under the direct management and supervision of GP (acting in its capacity as the general partner of, and on behalf of, the Partnership). GP agrees that with respect to any Seconded Employee who is otherwise represented by a union while working for GPRE, GP will be assigned GPRE’s rights and responsibilities of any applicable collective bargaining agreement for the Period of Secondment as to any such employee, subject to any changes agreed to between GPRE and any applicable union or as may be allowed by law. GP is not, hereby, agreeing to recognize any union or assume any bargaining obligation. Any and all recognition and bargaining obligations, to the extent that they exist, will remain with GPRE.

2.6 Seconded Employees Qualifications; Approval. GPRE will provide such suitably qualified and experienced Seconded Employees as GPRE is reasonably able to make available to GP, and GP will have the right to approve such Seconded Employees. All Seconded Employees identified as of the Effective Date have been approved and accepted by GP as suitable for performing job functions related to the Services.

2.7 Workers Compensation. At all times, GPRE will maintain workers’ compensation or similar insurance (either through an insurance company or self-insured arrangement) applicable to the Seconded Employees, as required by applicable state and federal workers’ compensation and similar laws, and will name GP as an additional named insured under each such insurance policy.

2.8 Benefit Plans. Neither GP nor any of the Partnership Entities shall be deemed to be a participating employer in any Benefit Plan during the Period of Secondment. Subject to GP’s reimbursement obligations hereunder, GPRE shall remain solely responsible for all obligations and liabilities arising under the express terms of the Benefit Plans, and the Seconded Employees will be covered under the Benefit Plans subject to and in accordance with their respective terms and conditions, as they may be amended from time to time. GPRE and its ERISA Affiliates may amend or terminate any Benefit Plan in whole or in part at any time (subject to the applicable provisions of any collective bargaining agreement covering Seconded Employees, if any). During the Period of Secondment, neither GP nor any of the Partnership Entities shall assume any Benefit Plan or have any obligations, liabilities or rights arising under the express terms of the Benefit Plans, in each case except for cost reimbursement pursuant to this Agreement.

ARTICLE 3

SERVICES REIMBURSEMENT

3.1 Operational Expenses. On or before the tenth (10th) Business Day after the end of each month during the Period of Secondment, GPRE shall send an itemized invoice (in a form mutually agreed upon by GP and GPRE) to GP detailing all reimbursable expenses under Section 3.2 incurred by GPRE with respect to the Seconded Employees in connection with the performance of the Services during the preceding month (the “Services Reimbursement”). GP shall, within ten (10) calendar days of receipt, pay such invoice, except for any amounts therein being disputed in good faith by GP. Any amounts that GP has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from GP to GPRE shall be paid in full within ten days of such determination, together with interest thereon at the Interest Rate from the date due under the original invoice until the date of payment.

3.2 Services Reimbursement. Subject to Sections 3.3 and 3.4, the Services Reimbursement for each month during the Period of Secondment shall include all costs and expenses incurred for such month by GPRE for the Seconded Employees, including the following (collectively, the “Seconded Employee Expenses”):

(a) salary and wages (including payroll and withholding taxes associated therewith);

(b) cash bonuses;

(c) costs of matching and other employer 401(k) contributions;

(d) costs of pension benefit accruals;

(e) any cash expense associated with any deferred compensation plan, excluding benefit payments for contributions to the plan that occurred or were based on services performed prior to the Period of Secondment;

(f) vacation, sick leave, personal leave, maternity leave and any other federal or state mandated leave;

(g) healthcare coverage, including medical, dental, vision and prescription drug coverage;

(h) flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(i) short-term disability benefits and long-term disability insurance premiums;

(j) workers’ compensation insurance;

(k) premiums for life insurance, accidental death and dismemberment insurance and any other insurance provided to the Seconded Employees by GPRE;

(l) the vesting of any long-term incentive awards, whether granted before or during the Period of Secondment;

(m) Termination Costs;

(n) business travel expenses and other business expenses reimbursed in the normal course by GPRE, such as subscriptions to business-related periodicals and dues to professional business organizations;

(o) any other employee benefit or compensation arrangement customarily provided to all employees by GPRE for which GPRE incurs costs with respect to Seconded Employees; and

(p) any sales taxes imposed upon the provision of any taxable services provided under this Agreement; provided, however, that GP and GPRE contemplate that the services provided pursuant to this Agreement are not taxable services for sales and use tax purposes.

Where it is not reasonably practicable to determine the amount of any such cost or expense described above, GPRE and GP shall mutually agree on the method of determining or estimating such cost or expense, which may include the application of an agreed percentage benefit load to a Seconded Employee’s salary and wages in order to value certain of the benefits listed above. If the actual amount of any cost or expense, once known, varies from the estimate used for billing purposes hereunder, the difference, once determined, shall be reflected as either a credit or additional charge in the next monthly invoice issued by GPRE, or in such manner as may otherwise be agreed between GPRE and GP.

3.3 Adjustments Based on Period of Secondment. It is understood and agreed that GP shall be liable for Seconded Employee Expenses to the extent, and only to the extent, they are attributable to the Period of Secondment. As such, if the Period of Secondment begins on other than the first day of a month or ends on other than the last day of a month, the Seconded Employee Expenses for such month shall be prorated based on the number of days during such month that the Period of Secondment was in effect.

3.4 Adjustments for Shared Services. With respect to each Shared Seconded Employee, GPRE will determine in good faith the percentage of such Shared Seconded Employee’s time spent providing services to GP (the “Allocation Percentage”). For each month during the Period of Secondment, the amount of the Services Reimbursement payable by GP with respect to each Shared Seconded Employee shall be calculated by multiplying the Seconded Employee Expenses for such Shared Seconded Employee times the Allocation Percentage for such Shared Seconded Employee; provided, however, that certain Second Employee Expenses shall not be allocated based on the Allocation Percentage but rather shall be allocated as follows:

(a) Termination Costs with respect to any Shared Seconded Employee shall be allocated between the Parties based upon the Allocation Percentage, provided that the Parties agree in advance to terminate such Shared Seconded Employee; otherwise, a Party who terminates a Shared Seconded Employee without first consulting with the other Party (including an actual or alleged constructive termination) shall be solely responsible for all Termination Costs related to such termination, other than any Termination Costs arising solely out of the gross negligence or willful misconduct of the other Party;

(b) travel expenses and other expenses incurred with respect to and/or reimbursable to a Shared Seconded Employee shall be paid by the Party for whom the Shared Seconded Employee was working at the time they were incurred, except that expenses related to activities that benefit both GP and GPRE (e.g. some types of training) shall be shared by the affected Parties in accordance with the Allocation Percentage (or such other allocation as may be agreed between the affected Parties); and

(c) the taxes described in Section 3.2(p) shall be reimbursable in full by GP.

3.5 Cancellation or Reduction of Services. GP may terminate or reduce the level of any of the Services on thirty (30) days’ prior written notice to GPRE. In the event GP terminates the Services, GP shall pay GPRE for the last month (or portion thereof) in which it received services plus any other amounts outstanding to GPRE.

3.6 Reimbursements for Other Operational Expenses. This Agreement does not address the reimbursement of any costs or expenses associated with Services other than Seconded Employee Expenses. To the extent that GPRE or any Affiliate of GPRE incurs any out-of-pocket expenses (other than Seconded Employee Expenses) in connection with the provision of Services, GPRE or such Affiliate may be entitled to reimbursement therefor under the terms of the Partnership Agreement or the Omnibus Agreement.

ARTICLE 4

ALLOCATION; RECORDS; PAYMENT OBLIGATIONS

4.1 Allocation; Records. GPRE will use commercially reasonable efforts to maintain an allocation schedule reflecting the direct and indirect costs of the Seconded Employee Expenses based on the services that the Seconded Employees have provided to GP in relation to the Assets. GP will use commercially reasonable efforts to keep and maintain books/records reflecting hours worked and costs and expenses incurred in connection with each of the Seconded Employees. Each Party will have the right to audit such records maintained by the other during regular business hours and on reasonable prior notice.

4.2 Payment. GPRE agrees to pay, as agent for GP, the Seconded Employee Expenses (or provide the employee benefits with respect thereto, as applicable) of the employees temporarily assigned to GP under this Agreement, subject to GP’s reimbursement obligations under Article 3. Subject to GP’s reimbursement obligations under Article 3, GPRE agrees to indemnify and hold GP harmless from any and all Losses incurred by GP or any of the Partnership Entities related to GPRE’s failure to carry out their duties to pay or provide employee benefits to the Seconded Employees, except to the extent that such Losses arise solely out of or result solely from the gross negligence or willful misconduct of GP.

ARTICLE 5

TERM

The term of this Agreement will commence on the Effective Date and will continue for an initial period of ten years. Upon the expiration of the initial ten year period, the term of this Agreement shall automatically extend for successive one year extension terms, unless either Party provides at least thirty (30) days’ prior written notice to the other Party prior to the expiration of the initial ten year period or any extension term that the Party wishes for this Agreement to expire at the end of the initial ten-year period or the then-current extension term, as applicable. Upon proper notice by a Party to the other Party, in accordance with this Article 5, that the Party wishes for this Agreement to expire on the expiration of the applicable period, this Agreement shall not automatically extend, but shall instead expire upon the expiration of the applicable period and only those provisions that, by their terms, expressly survive this Agreement shall so survive. Notwithstanding the foregoing, GP may terminate this agreement at any time upon thirty (30) days prior written notice to GPRE and only those provisions that, by their terms, expressly survive this Agreement shall so survive.

ARTICLE 6

GENERAL PROVISIONS

6.1 Entire Agreement. This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto are hereby merged in and superseded by this Agreement.

6.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the Parties agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (i) to be subject to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) (A) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process, and (B) that, to the fullest extent permitted by applicable law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(ii) (A) or (B) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Delaware. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then, no earlier than ten (10) days nor more than sixty (60) days following written notice to the other Party, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties. In connection with any mediation pursuant to this Section 6.2, the mediator shall be jointly appointed by the Parties and the mediation shall be conducted in Omaha, Nebraska unless otherwise agreed by the Parties. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties, shall govern any mediation pursuant to this section. In the mediation, each Party shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute has not been resolved within thirty (30) days after the receipt of the Mediation Notice by a Party, then any Party may refer the resolution of the dispute to litigation.

6.3 Amendment. Any actions or agreement by the Parties to amend, modify or supplement this Agreement, in whole or in part, shall be binding upon the Parties, so long as such modification shall be in writing and shall be executed by all Parties with the same formality with which this Agreement was executed.

6.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The successors and permitted assigns hereunder shall include any permitted assignee under Section 6.11 as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

6.7 Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns and shall not confer upon any third party any remedy, claim, liability, reimbursement or other right. In furtherance but not in limitation of the foregoing: (i) nothing in this Agreement shall be deemed to provide any Seconded Employee with a right to continued secondment or employment; and (ii) nothing in this Agreement shall be deemed to constitute an amendment to any Benefit Plan or limit in any way the right of GPRE and/or its ERISA Affiliates to amend, modify or terminate, in whole or in part, any Benefit Plan which may be in effect from time to time.

6.8 Notices. All notices, requests and other communications required or permitted hereunder shall be in writing and shall be deemed duly given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received or by email when receipt of such email is acknowledged by return email, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

if to	Green Plains Inc.
450 Regency Parkway, Suite 400
Omaha, NE 68114
Attention: General Counsel
Email address: michelle.mapes@gpreinc.com

if to	Green Plains Holdings LLC
450 Regency Parkway, Suite 400
Omaha, NE 68114
Attention: General Counsel
Email address: michelle.mapes@gpreinc.com

A Party may change its address for the purposes of notices hereunder by giving notice to the other Party specifying such changed address in the manner specified in this Section 6.8.

6.9 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

6.10 Relationship of the Parties. Nothing in this Agreement will constitute the Partnership Entities, GPRE or their respective Affiliates as members of any partnership, joint venture, association, syndicate or other entity.

6.11 Assignment. Neither Party will, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, assign, mortgage, pledge or otherwise convey this Agreement or any of its rights or duties hereunder; provided, however, that either Party may assign or convey this Agreement without the prior written consent of the other Party to an Affiliate. Unless written consent is not required under this Section 6.11, any attempted or purported assignment, mortgage, pledge or conveyance by a Party without the written consent of the other Party shall be void and of no force and effect. No assignment, mortgage, pledge or other conveyance by a Party shall relieve the Party of any liabilities or obligations under this Agreement.

6.12 Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

6.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same Agreement. Each Party may execute this Agreement by signing any such counterpart.

6.14 Time of the Essence. Time is of the essence in the performance of this Agreement.

6.15 Signatories Duly Authorized. Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their authorized representatives as of the date first above written.

GREEN PLAINS INC.

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President and Chief Executive Officer

GREEN PLAINS HOLDINGS LLC

By:	/s/ Todd A. Becker
Name:	Todd A. Becker
Title:	President and Chief Executive Officer

Signature Page to Operational Services and Secondment Agreement

EXHIBIT A

Partnership Assets

The Partnership Assets consist of all above and below-ground equipment, facilities and improvements owned (in whole or in part) or leased by any Partnership Entities, or with respect to which any of the Partnership Entities have the right and/or obligation to operate and/or maintain, at each of the following locations (including each of the railcar assets):

Terminals

Entity	Terminal Address
BBTL, LLC	1220 Brock Industrial Dr. Birmingham, AL 35208

Birmingham BioEnergy Partners, LLC	1904 16th Street North Birmingham, AL 35204

BlendStar LLC	n/a

Bossier City BioEnergy Partners, LLC	4800 Viking Dr. Bossier City, LA 71111

Collins BioEnergy Partners, LLC	4556 Highway 49 North Mount Olive, MS 39119

Green Plains Capital Company LLC	n/a

Green Plains Ethanol Storage LLC	See Ethanol Storage location Annex Below

Green Plains Logistics LLC	n/a

Green Plains Operating Company LLC	n/a

Green Plains Partners LP	n/a

Green Plains Trucking II LLC	None

Little Rock BioEnergy Partners, LLC	324 North Buckeye North Little Rock, AR 72114

Louisville BioEnergy Partners, LLC	3601 Ralph Avenue Louisville, KY 40211

Nashville BioEnergy Partners, LLC	1830 Linder Industrial Dr. Nashville, TN 37209 4900 Centennial Blvd. Nashville, TN 37209

Oklahoma City BioEnergy Partners, LLC	435 North Sunnylane Road Del City, OK 73117

Green Plains Ethanol Storage LLC Locations Annex:

87950 Hillcrest Road

Atkinson, NE 68713

49131 US Hwy 20

O’Neill, Nebraska 68763

1441 South Adams Street

Bluffton, IN 46714

214 20th Street

Central City, NE 68826

1125 Bixby Road

Fairmont, MN 56031

1660 428th Street

Lakota, IA 50451

11440 Cemetery Road

Riga, MI 49276 (Physical Address)

1918 McDonald Road

Rives TN 38253

48267 Val-E Road

Ord, NE 68862

24096 - 170th Avenue

Fergus Falls, MN 56537-7518

4124 Airport Road

Shenandoah IA 51601

1495 320th Ave

Superior IA 51363

7874 South 140th Road

Wood River, NE 68883-9300

Storage Tanks

27 ethanol storage facilities and the real property related thereto at the following locations:

Atkinson, Nebraska

O’Neill, Nebraska

Bluffton, Indiana

Central City, Nebraska

Fairmont, Minnesota

Lakota, Iowa

Obion, Tennessee

Ord, Nebraska

Fergus Falls, Minnesota

Riga, Michigan

Shenandoah, Iowa

Superior, Iowa

Wood River, Nebraska

Railcars

Approximately 2,200 leased railcars

EXHIBIT B

Services

Operation of the Assets in accordance with prudent industry practice and the directions for product movements given by GP, including but not limited to operation of the assets listed on Exhibit A and other facilities within such operating parameters and specifications as may be in accordance with sound operating practices and applicable laws, operation of meter stations, including calibration of measurement and product analysis equipment and the coordination of product movements as directed.

1. Regulatory: Making all required regulatory and permit filings; monitoring and updating all schedules related thereto; monitoring and advising on EPA and other regulatory impacts; advising management and customers on regulatory matters.

2. Health, Environment, Safety & Security: Make all regulatory contacts, monitor and develop and lead all safety and security programs. Develop and present all safety and security projects.

3. Operations:

a.	Terminals and Storage Tanks: Services for the handling, storage and throughput of the customer’s product at each terminal needed to provide customer shared access to tankage for the commingled storage of the customer’s product, together with rail car receiving and truck loading access for the throughput of the customer’s product; maintain or arrange to have maintained in good order and promptly repair the storage and equipment at each terminal, including but not limited to pipelines, pumps, pumping equipment and any related equipment to be used for the receipt, storage, handling and transfer of the product delivered by the customer to each terminal; provide inventory reporting services to the customer and assist customer with scheduling and inventory management of the customer’s product; and schedule and control access to each terminal.

b.	Storage Tanks: The receipt of the customer’s product, the operational storage of customer’s product in the capacities for each storage tank; the redelivery of customer’s product; the metering of receipts and deliveries of customer’s product; scheduling deliveries into and out of the terminals; controlling access to the terminals; maintaining, cleaning, repairing, and when necessary, replacing components of the terminals so that they can function at a level consistent with industry standards; performing inspections and otherwise monitoring the equipment in service at the terminals; and performing administrative and billing services associated with the use of the terminals.

c.

Railcars: Receive ethanol, petroleum and/or other oil products agreed to by the customer at receipt points identified by the customer. Load, or cause to be loaded, into rail cars, at the applicable delivery points identified by the customer, the volumes of product nominated by the customer. Transport ethanol, petroleum

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and/or other oil products identified by the customer to applicable delivery points identified by the customer via rail cars. Maintain, clean, repair, and when necessary, replace components of the rail cars so that they function at a level consistent with industry standards. Perform inspections and otherwise monitor the equipment in service. Store rail cars. Schedule the use of rail cars, including arrivals and departures of rail cars from the loading point and the actual hauling of rail cars from the loading point to its destination and obtain additional rail cars if necessary on a spot basis. Manage and track the movement of rail cars. Negotiate and maintain transportation contracts with third-party locomotive and rail track operators, and schedule and monitor cross-country travel with such third party locomotive and rail track operators. Obtain permits, and otherwise satisfy regulatory and other legal requirements, necessary to continue the use of the rail cars. Negotiate for and source leased rail cars. Perform administrative and billing services associated with the use of rail cars.

4. Emergency response: Ensure that emergency response plans are in place for each ethanol storage facility, biofuel terminaling facility and railcar line and truck transportation and ensure that employees are trained and ready to response to an incident if needed.

5. Training: Train all new hourly field employees at the training center. Provide continuous training for all field employees at the center. Ensure that all technicians who need to be qualified meet applicable guidelines.

6. Finance & administration: Pay all monthly bills, provide payroll services and monitor Green Plains Operating Company LLC’s usage of company vehicles and equipment. Close the financial books on a monthly basis and provide assistance to Green Plains Partners LP’s financial reporting group on external SEC filings. Provide cost accounting and budgeting services for all of Green Plains Operating Company LLC’s field regions and process departments. Monitor and update all fixed asset records for all companies Green Plains Operating Company LLC operates.

7. Human resources: Work with human resources to assist in understanding and following applicable policies. Assist in hiring services for the hourly field technician work force when needed.

8. Business Operations and Planning: Assist with strategic planning for Green Plains Operating Company LLC. Advise regarding resource allocation for Green Plains Operating Company LLC. Monitor the Green Plains Operating Company LLC capital and expense budget. Work with finance and administration, and other Green Plains Partners LP departments on the preparation and analysis of monthly, quarterly and annual financial and cash flow forecasts. Consulting and advisor services not specified elsewhere.

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